Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-8

(Form Type)

MAKEMYTRIP LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, $0.0005 par value per share, to be issued in connection with the 2010 Plan	Rule 457(c) and Rule 457(h)	5,200,000	22.90	$119,080,000	0.0000927	$11,038.72
Total Offering Amounts							$11,038.72
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$11,038.72

(1)

Represents (a) 4,000,000 additional ordinary shares available for issuance pursuant to awards that may be granted under the MakeMyTrip 2010 Share Incentive Plan (as amended, the “2010 Plan”) pursuant to that certain Ninth Amendment to the 2010 Plan, effective as of April 22, 2022 and (b) 1,200,000 additional ordinary shares subject to awards granted under the 2010 Plan that may become available for issuance under the 2010 Plan if any awards under the 2010 Plan are forfeited, lapse unexercised or are settled in cash. In accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement will also cover any additional ordinary shares which become issuable under the 2010 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant’s ordinary shares reported on the NASDAQ Global Market on May 6, 2022.